Exhibit 23.3

Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2022, relating to the financial statements of FrontRow Calypso, which appears in a Current Report on Form 8-K filed by Boxlight Corporation with the Securities and Exchange Commission on March 17, 2022.

 /s/ Dixon Hughes Goodman LLP

Atlanta, GA

May 9, 2022